Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of USA Truck, Inc., for the registration of 3,450,000 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of USA Truck, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

July 20, 2005